PRELEASING SUMMARY

				Preleasing at May 28,
Community Type	Design Beds	% of NOI	2013 Opening Occupancy	2014	2013	Preleasing Ahead/(Behind)	Projected Rate Growth
Same-Communities - by Tier
Prior Year Occupancy Below 90% (Tier 1)	4,173	12.9%	82.7%	69.1%	56.6%	12.5%	(0.8)%
Prior Year Occupancy 90% to 94.9% (Tier 2)	5,992	26.7%	92.3%	72.5%	65.7%	6.8%	1.0%
Prior Year Occupancy 95% to 97.9% (Tier 3)	5,514	21.2%	96.4%	78.3%	78.0%	0.3%	2.9%
Subtotal - Tiers 1 - 3	15,679	60.8%	91.2%	73.6%	67.6%	6.0%
Prior Year Occupancy 98% and Above (Tier 4)	8,235	39.2%	99.8%	93.4%	94.3%	(0.9)%	3.0%
Total Same-Communities (1)	23,914	100.0%	94.2%	80.4%	76.8%	3.6%	2.0%
Total New-Communities	3,024			77.8%
Total Communities	26,938			80.1%

Projected Fall Revenue:

Based on current leasing velocity shown above and individual market conditions, we are projecting fall revenue to be up 3% to 4%, including a 1% to 2% increase in occupancy and an approximate 2% growth in net rental rates.

NOTE: Leasing update does not include 601 same-community and 2,381 new-community beds at the University of Kentucky. The university's assignment process is underway with all 2,982 beds currently 189% applied for this fall.

(1) The same-community designation for leasing purposes is different than for financial statement purposes. A community is considered same-community for leasing when the Company has managed the leasing process for at least two leasing cycles, including the Fall 2014 lease cycle.